RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Red Metal Resources Finalizes Acquisition of Additional Mining Claims for Farellon Property

THUNDER BAY, ON and VALLENAR, CHILE, December 16, 2014 – Red Metal Resources Ltd. (OTCQB:RMES), a mineral exploration company with copper-gold assets in Chile (the “Company”), is pleased to announce that its Chilean subsidiary, Minera Polymet Limitada, (“Polymet”) has signed an option to earn 100% interest in a mining concession contiguous to the Company’s Farellon Property.  The concession is 252 hectares, adding approximately 2 kilometers of strike length of vein along the same trend as the previously drilled vein zone on the Farellon Property.

Polymet may acquire 100% of the mining concession by paying a total of US$150,000 in a mixture of shares of the Company and cash over four years.  The payment schedule for the option agreement is as follows:

1.

US$25,000 or the equivalent in common shares of the Company upon execution of the Option Agreement;

2.

US$25,000 or the equivalent in common shares of the Company within 12 months from the date of execution of the Option Agreement;

3.

US$25,000 or the equivalent in common shares of the Company within 24 months from the date of execution of the Option Agreement;

4.

US$25,000 or the equivalent in common shares of the Company within 36 months from the date of execution of the Option Agreement;

5.

US$50,000 within 48 months from the date of execution of the Option Agreement.

The number of shares to be issued for each tranche will be determined based on the average trading price of the Company’s shares during a 30-day period prior to the payment.

The vendor will retain a 1.5% NSR on the concession and Polymet will have the right to purchase 100% of the NSR for a one-time payment of US$1,500,000 any time after acquiring 100% of the property.

The option agreement is based on the memorandum of understanding (the “MOU”) the Company signed in May 2014. The signing of an option agreement to acquire a 100% interest in a second mining concession included in the MOU has been delayed to allow the vendor to update necessary corporate filings with respect to the mining concession.  The Company has reached a verbal agreement with the vendor of the second concession to extend the MOU in respect of this claim.

The Farellon property presently consists of seven mining and exploration concessions totaling 750 hectares; with the addition of the new claim the size of the property will increase to 1,002 hectares. It is located in the Carrizal Alto mining district located approximately 75 kilometers northwest of the city of Vallenar, 150 kilometers south of Copiapo and 20 kilometers west of the Pan American Highway.  The property is easily accessible year round by dirt roads that crisscross the property and is located close to power, water and a major urban centre, Copiapo, with a readily available mining workforce

Caitlin Jeffs, P.Geo., President & CEO of Red Metal stated, “This additional mining claim along strike of the Farellon vein trend provides very exciting exploration options for Red Metal.”

In addition, Minera Polymet was notified by Geoactiva SPA (“Geoactiva”) that they will not be continuing the option for Polymet’s Perth Property. As part of the option agreement

Geoactiva was required to complete exploration work on the Perth property for the minimum of $500,000 by April 30, 2014. Geoactiva’s exploration program was completed on the Perth Property and one additional third party claim (which Geoactiva also decided not to maintain).

Geoactiva’s exploration program on the Perth Property and one additional third party concession consisted of 30 drillholes totaling 3956 metres, of which 4 drillholes were primarily on Polymet’s mining concessions.  A total of 35 surface reconnaissance samples and 728 surface chip samples were taken on the Perth Property.  Chip samples were taken across veins and ranged in length from 0.15 to 3.0 metres.

Significant results of the surface reconnaissance samples are detailed in the table below:

Sample ID	Northing	Easting	Elevation	Length	Au g/t	Cu %
778	6895914.00	308888.00	772	Reconnaissance	16.500	2.874
1962	6893308.58	308065.74	648	1.10	15.260	0.927
1977	6895153.72	308780.84	714	2.10	14.430	0.715
2938	6895006.00	308352.00	888	0.50	14.000	3.616
1960	6893313.57	308068.57	648	1.10	9.770	1.364
2975	6894308.00	308364.00	727	0.40	8.922	1.841
1903	6892715.11	307888.80	588	0.60	8.520	1.563
1952	6892720.24	307889.38	588	1.50	8.370	2.142
1961	6893307.92	308066.42	647	1.10	8.140	2.830
1923	6893265.79	308261.54	622	0.30	7.600	1.036
1921	6893260.81	308515.88	638	0.40	7.380	2.428
1913	6893501.66	308143.50	687	0.60	6.730	7.156
252	6892373.78	307952.33	581	0.35	6.480	1.316
1821	6896660.00	309450.00	671	1.10	5.860	4.092
1813	6896586.00	310019.00	584	1.30	5.710	2.880
3037	6895254.00	308254.00	901	0.30	5.258	8.762
2951	6894414.00	308406.00	741	0.55	4.890	2.083
1972	6895140.00	308797.00	778	1.20	4.750	1.680
1975	6895151.55	308790.60	757	1.40	4.470	5.904
2007	6897060.00	309956.00	563	1.50	4.070	3.777
1905	6893092.03	308001.35	660	0.80	3.130	3.980

The Perth Property was acquired by Red Metal in Q1 of 2011 and is located immediately northwest of the Farellon property, Red Metal’s most advanced property.  Both, the Perth and Farellon, properties are located in the historic Carrizal Alto mining district located in III Region, Chile.

The Perth property is 2,280 hectares in size over 12 mineral concessions, and overlies the contact between the San Antonio diorite complex to the west, and a metamorphosed sedimentary unit to the east with several structurally-related veins and dykes containing gold and copper. Mapping during the 2011 season outlined four major areas where mineralization in veins and dykes appear to be concentrated at surface, striking in two, possibly three major orientations. Sampling in 2011 consisted of 129 reconnaissance samples over the entire property, with assays of up to 29.93 g/t gold and 7.74% copper (see news release March 27th, 2012).

Caitlin Jeffs, P. Geo., President & CEO of Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCQB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.

Scott Rose

Caitlin Jeffs, P.Geo, CEO

Corporate Communications

807.345.7384

            invest@redmetalresources.com

invest@redmetalresources.com

T: 1.866.907.5403

www.redmetalresources.com